Exhibit 99.1

Theriva™ Biologics Announces Sale of SYN-004 (ribaxamase) and Related Antibiotic-Degrading Enzyme Portfolio to Biossil Labs Inc.

- Theriva received a $350,000 upfront payment at closing and is eligible for up to $91 million in regulatory and sales milestones, along with low single-digit royalties on net product sales -

- Biossil to assume all responsibility and costs for future development and commercialization of the antibiotic-degrading enzyme portfolio -

ROCKVILLE, MD, November 2, 2026 (GLOBE NEWSWIRE) — Theriva™ Biologics, Inc. (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced the sale of the Company’s portfolio of antibiotic-degrading enzymes — including SYN-004 (ribaxamase), SYN-007 (reformulated ribaxamase), and SYN-006 (carbapenemase) — to Biossil Labs Inc. (Biossil), a privately held, Toronto-based, artificial intelligence (AI)-native biopharmaceutical company advancing a diverse portfolio of late-stage programs in life-threatening indications with urgent unmet needs.

Under the terms of the agreement, Biossil acquired all of Theriva’s rights, title and interest in SYN-004 (ribaxamase), and its improvements, modifications, and reformulations, including SYN-007 (reformulated ribaxamase), as well as certain assets exclusively related to SYN-006 (carbapenemase). Theriva received a $350,000 upfront payment at closing and is eligible to receive up to $3 million upon the achievement of regulatory milestones, low single-digit royalties on net product sales, subject to a cap of $250 million, and up to $88 million in potential milestones payable upon achievement of certain cumulative worldwide net sales thresholds. Biossil assumed all responsibility and costs for future development and commercialization of the acquired product portfolio pursuant to the agreement.

“We are extremely pleased to complete the sale of our antibiotic-degrading enzyme portfolio to Biossil to continue the clinical development of these gastrointestinal microbiome-protecting assets, including advancement of the Phase 1b/2a clinical trial at Washington University investigating prevention of acute graft-versus-host disease (aGVHD) and opportunistic infections in antibiotic-treated allogeneic hematopoietic cell transplant (HCT) recipients,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “We have made a significant investment in SYN-004 (ribaxamase) clinical development and strongly believe that the product candidates in our antibiotic-degrading enzyme portfolio can provide clinical benefit for patients and hospital systems by reducing the incidence of infections by Clostridioides difficile, vancomycin-resistant enterococci (VRE), and carbapenem-resistant Enterobacterales (CRE), as well as the incidence and/or severity of aGVHD.”

“Gut dysbiosis, antibiotic resistant colonization, and opportunistic infections in vulnerable patients represent important unmet needs that recommend we advance this portfolio of antibiotic-degrading enzymes with rigor and equipoise,” said Alexander I. Mosa, MD, PhD, Chief Scientific Officer and Chair of Biossil.

About the SYN-004 (ribaxamase) Portfolio

SYN-004 (ribaxamase) is an orally administered prophylactic therapy designed to degrade certain intravenous (IV) beta-lactam antibiotics excreted into the gastrointestinal tract and maintain the natural balance of the gut microbiome for the prevention of Clostridioides difficile infection (CDI), overgrowth of pathogenic organisms, and the emergence of antimicrobial resistance (AMR). SYN-004 (ribaxamase) is also being evaluated for its potential to reduce the incidence and/or severity of acute graft-versus-host disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients. A previously completed, randomized, placebo-controlled Phase 2b clinical trial in 412 patients receiving IV ceftriaxone to treat a lower respiratory tract infection demonstrated that coadministered oral SYN-004 (ribaxamase) protected the gut microbiome from antibiotic-mediated dysbiosis. The SYN-004 (ribaxamase) treatment group demonstrated significantly better maintenance and recovery of the gut microbiome; a lower incidence of CDI; and reduced colonization by opportunistic and potentially pathogenic microorganisms such as vancomycin-resistant enterococci (VRE)1.

SYN-007 is a reformulation of ribaxamase intended for oral coadministration with orally administered beta-lactam antibiotics. Preclinical proof-of-concept for gut microbiome protection by SYN-007 coadministered with oral amoxicillin has been demonstrated in dogs2,3. SYN-006 (carbapenemase) is an oral formulation of a metallo-beta-lactamase enzyme able to degrade carbapenem antibiotics in addition to beta-lactams. Preclinical proof-of-concept for gut microbiome protection by oral SYN-006 (carbapenemase) coadministered with the IV carbapenem antibiotic ertapenem has been demonstrated in a pig model4,5.

1Kokai-Kun JF, et al. (2019). Lancet Infect Dis 19(5):487-496. 2Connelly S et al. (2019) Microorganisms 7(5):150. 3Connelly S et al. (2020) Microorganisms 8(2):152. 4Connelly S et al. (2019). Front Microbiol 10:101. 5Connelly S et al. (2019) Microorganisms 16;7(1):22.

About the Phase 1b/2a Clinical Trial at Washington University

Allogeneic hematopoietic cell transplant (HCT) recipients routinely receive long courses of IV beta-lactam antibiotics to treat infection following conditioning therapy. Antibiotic-mediated damage to the gut microbiome in allogeneic HCT recipients may lead to adverse outcomes including CDI, VRE colonization and potentially fatal bacteremia, and aGVHD. A randomized, double-blind, placebo-controlled Phase 1b/2a clinical trial has been conducted at Washington University School of Medicine in St. Louis, but enrollment is currently paused after completing 2 of 3 cohorts, to evaluate the safety, tolerability, and potential absorption of oral SYN-004 (ribaxamase) into the systemic circulation of allogeneic HCT recipients who receive one of three prespecified IV antibiotics to treat fever. The trial is also designed to evaluate potential protective effects of SYN-004 (ribaxamase) on the gut microbiome as well as generate preliminary information on potential therapeutic benefits and patient outcomes of SYN-004 in allogeneic HCT recipients.

Erik R. Dubberke, MD, MSPH, Professor of Medicine at Washington University School of Medicine in St. Louis, said: “Allogeneic HCT recipients are at very high risk for both CDI and bloodstream infections due to VRE and other resistant bacteria that can colonize the gut because of frequent exposures to beta-lactam antibiotics. Ribaxamase, by protecting the gut microbiota during antibiotic exposures, has the potential to significantly improve outcomes after allogeneic HCT by preventing these infections. Also, it would really be a game-changer if ribaxamase is able to help prevent aGVHD.”

The trial intends to enroll up to 36 evaluable participants into three sequential cohorts, each evaluating a different study-assigned IV beta-lactam antibiotic. Two of the three antibiotic cohorts have been completed to date. To mitigate risk, patients in cohort 1 received IV meropenem (which is not metabolized by SYN-004) as the study-assigned antibiotic. Patients in cohort 2 were administered IV piperacillin/tazobactam as the study-assigned antibiotic. Piperacillin is metabolized by SYN-004 (ribaxamase) but is protected by the beta-lactamase inhibitor tazobactam. Safety and pharmacokinetic data for the first two cohorts were reviewed by an independent Data and Safety Monitoring Committee that recommended proceeding to cohort 3, in which patients will receive IV cefepime, which is a substrate for SYN-004 (ribaxamase). More information on the trial is available here [NCT04692181].

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX) is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. With the sale of the SYN-004 (ribaxamase) antibiotic-degrading portfolio, the Company’s lead product candidate is VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment. VCN-01 has completed a successful Phase 2b clinical trial in first-line metastatic pancreatic cancer patients treated with gemcitabine-nab-paclitaxel standard-of-care chemotherapy (published in Nature Medicine) and the Company is in discussions with regulatory agencies regarding a potential Phase 2/3 clinical trial in the treatment of retinoblastoma. For more information, please visit the Theriva Biologics website.

About Biossil

Biossil is an AI-native drug development company advancing a pipeline of late-stage, first-in-class candidates for heterogeneous and life-threatening diseases. With teams in Toronto and Boston, and partnerships with leading academic medical centers and research hospitals, Biossil integrates proprietary AI with deep clinical and translational expertise to advance promising clinical-stage assets.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the sale to Biossil enabling continued clinical development of the SYN-004 (ribaxamase), SYN-007 (reformulated ribaxamase) and SYN-006 (carbapenemase) antibiotic-degrading enzyme portfolio; strongly believing that the product candidates in the antibiotic-degrading enzyme portfolio can provide clinical benefit for patients and hospital systems by reducing the incidence of infections by C. difficile, vancomycin-resistant enterococci (VRE), and carbapenem-resistant Enterobacterales (CRE), as well as the incidence and/or severity of aGVHD; and Theriva receiving up to $3 million upon the achievement of regulatory milestones, low single-digit royalties on net product sales, subject to a cap of $250 million, and up to $88 million in potential milestones payable upon achievement of certain cumulative worldwide net sales thresholds; Biossil continuing the clinical development of the gastrointestinal microbiome-protecting assets, including advancement of the Phase 1b/2a clinical trial at Washington University; the belief that the product candidates in the antibiotic-degrading enzyme portfolio can provide clinical benefit for patients and hospital systems by reducing the incidence of infections by Clostridioides difficile, vancomycin-resistant enterococci (VRE), and carbapenem-resistant Enterobacterales (CRE), as well as the incidence and/or severity of aGVHD. Important factors that could cause actual results to differ materially from current expectations include, among others, Biossil’s ability to complete clinical trials and generate clinical data establishing that the product candidates in the antibiotic-degrading enzyme portfolio may deliver benefits for patients and have therapeutic potential; Biossil’s ability to achieve regulatory milestones and generate net product sales that result in sales milestone and royalty payments to Theriva; the product candidates in the antibiotic-degrading enzyme portfolio demonstrating safety and effectiveness, as well as results that are consistent with prior results; Biossil’s ability to achieve regulatory milestones and obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements; regulatory limitations relating to Biossil’s ability to promote or commercialize the product candidates for the specific indications; acceptance of product candidates in the antibiotic-degrading enzyme portfolio in the marketplace and their successful development, marketing or sale; developments by competitors that render such products obsolete or non-competitive; the ability to remain well financed; and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:
Kevin Gardner
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com

Source: Theriva Biologics, Inc.